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BIOGEN IDEC ANNOUNCES HEAD OF RESEARCH AND DEVELOPMENT
DR. CECIL B. PICKETT TO RETIRE
Cambridge, MA, March 12, 2009 — Biogen Idec (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing, and commercialization of innovative therapies, today announced that Cecil B. Pickett, Ph.D., President, Research and Development, will retire from this position. The Company has initiated a search for a successor that will consider internal and external candidates. Dr. Pickett will continue to head Research and Development until his successor is appointed. He will remain on the Company’s Board of Directors after he steps down from his executive position.
“Cecil was recruited to transform Biogen Idec’s pipeline, build an exceptional leadership team and select a successor to lead R&D for the next decade,” said Biogen Idec CEO James C. Mullen. “With 22 programs in Phase 2 and beyond, our pipeline is now among the strongest in the industry and rivals those of companies substantially larger than Biogen Idec. We look forward to continuing to benefit from his insights as a member of our Board of Directors.”
“I am extremely proud to have been part of the transformation of Biogen Idec’s product pipeline,” said Dr. Pickett. “Today, with five potentially first-in-class or best-in-class compounds in registrational trials and plans to initiate another three this year, our pipeline stands as one of the most robust in the industry. This is the right time for me to help in the transition to a new leader to carry these and other programs forward.”
Biogen Idec is hosting an R&D day on March 25 to review the company’s pipeline.
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Page 2 Biogen Idec Announces Head of Research and Development Dr. Cecil B. Picket to Retire
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements regarding the development of our product pipeline. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect, including the uncertainty of success in successfully developing and commercializing our product candidates, the occurrence of adverse safety events with our product candidates, competitive pressures, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation, our ability to protect our intellectual property rights and the cost of doing so and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our annual report on Form 10-K and in other reports we file with the SEC. These forward-looking statements speak only as of the date of this press release, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Important Information
Biogen Idec and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Biogen Idec in connection with the Company’s 2009 annual meeting of stockholders. Information concerning the interests of participants in the solicitation of proxies will be included in any proxy statement filed by Biogen Idec in connection with the Company’s 2009 annual meeting of stockholders.
In addition, Biogen Idec files annual, quarterly and special reports with the Securities and Exchange Commission (the “SEC”). The proxy statements and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at www.biogenidec.com. Biogen Idec stockholders are advised to read carefully any proxy statement filed in connection with the Company’s 2009 annual meeting of stockholders when it becomes available before making any voting or investment decision. The Company’s proxy statement will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836 or by e-mail at info@innisfreema.com.
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